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                                                       Exhibit 10(q)

                            EXECUTIVE AGREEMENT

     This Agreement is dated as of September 24, 1998, by and between THE ADVEST GROUP, INC. a Delaware corporation ("Advest") and _____________ (the "Executive"). The Executive has rendered valuable services to Advest and its subsidiaries and Advest desires to be assured that the Executive will continue rendering such services to Advest and its subsidiaries and the Executive is willing to continue to serve Advest and its subsidiaries but desires assurance that he will be protected in the event of any Change of Control, as defined below. Accordingly, in consideration of the mutual covenants and promises herein, the parties agree as follows.

     Section 1.  Definitions.    For purposes of this Agreement, the
following terms shall have the meanings indicated:

     (a) "Cause" shall mean willful misconduct, gross negligence, the conviction of Executive of a criminal offense for violation of the securities laws or involving moral turpitude, or a determination by the Board (a "Determination") that (i) Executive has or is engaged in the securities industry in any capacity, including as an employee or consultant, that the Board has determined to be materially detrimental to Advest or its business, and Executive has not provided the Board with adequate assurance that he will refrain therefrom after written request from the Board, or (ii) Executive has breached his obligation under Section 7.

     (b) "Change of Control" shall mean a change in control of Advest of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Advest is subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange
Act), other than a trustee or fiduciary holding securities under an employee benefit plan of Advest, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of Advest's then outstanding voting securities; (B) there is a merger or consolidation of Advest in which Advest does not survive as an independent public company; or (C) the principal portion of the business or businesses of Advest are disposed of pursuant to a partial or complete liquidation of Advest, or a sale of assets (including stock of a subsidiary) of Advest.

     (c) "Good Reason" shall mean the occurrence of any one of the following events:

          (i) failure of Executive to continue to be appointed or elected to his current position, or a position of comparable seniority;

          (ii) assignment to Executive of any duties materially and adversely inconsistent with Executive's position, including status, offices,
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          or responsibilities, or any other action of Advest that results in a material and adverse change in such position, status, offices, titles or responsibilities or any other material adverse change to the terms and conditions of Executive's employment prior to the Change of Control;

          (iii) any material and adverse change in Executive's reporting responsibilities;

          (iv) any material breach by Advest of the provisions of this Agreement;

          (v) Advest's or any of its subsidiaries' requiring, without written consent of Executive, that Executive be based at any office or location more than 30 miles from his regular place of business as of the date of the Change of Control;

          (vi) any purported termination of Executive's employment under this Agreement which is not for Cause in strict accordance with this Agreement;

          (vii) any reduction of Executive's annual base salary below the levels established in the last full fiscal year completed prior to the Change of Control, unless in conjunction with salary reductions applicable to all similarly situated employees; or

          (viii) any reduction of Executive's MIP Bonus (as defined below) below the amount paid in the last full fiscal year completed prior to the Change of Control, unless total MIP Bonuses paid all executive officers decline and Executive's MIP Bonus as a percentage of that total is at least as high as those paid Executive for that last full fiscal year.

     (d) "Permanent Disability" means a mental or physical condition which renders the Executive permanently unable or incompetent to engage in any substantial gainful activity.

     Section 2.  Severance Payments.   If a Change of Control of Advest
occurs and within five years after the Change of Control Executive is terminated by Advest other than for Cause, or terminates employment for Good Reason, then within seven business days after the date Executive leaves the employment of Advest (the "Severance Date") the Executive shall receive a lump sum cash payment equal to the sum of:

     (a) Executive's annual base salary which is accrued but unpaid as of the Severance Date;

     (b) that portion of Executive's additional compensation under the Management Incentive Plan, or any successor plan (the "MIP Bonus") or under any alternative incentive plan which is earned with respect to the fiscal year ending prior to the Severance Date but that is unpaid as of the Severance Date;
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     (c)  the product of (i) 100% of the Executive's average annual MIP
Bonus or alternative incentive bonus for the last three full fiscal years completed prior to the Change of Control multiplied by (ii) a fraction, the numerator of which is the number of days during the period from the first day of the fiscal year in which the Severance Day occurs through the Severance Day and the denominator of which is 365; and

     (d) the product of (i) 100% of Executive's average annual base salary measured over the last three full fiscal years completed prior to the Change of Control, multiplied by (ii) the fraction, the numerator of which is the number of days during the period from the Severance Day through the fifth anniversary of the Change of Control (or the first anniversary of the Severance Day, if greater) and the denominator of which is 365.

           The amounts paid to the Executive hereunder shall be considered severance pay in consideration of the past services he has rendered to Advest and in consideration of his continued service from the date hereof to his entitlement to those payments. The Executive shall have no duty to mitigate his damages by seeking other employment. Should the Executive actually receive other payments from any such other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

     Section 3.  Other Benefits.    In addition, if a Change of Control of
Advest occurs and within five years after the Change of Control Executive is terminated by Advest other than for Cause, or terminates employment for Good Reason:

     (a) All options or restricted shares or other rights granted to Executive under any stock option or equity plan or agreement (collectively, "Equity Incentive Awards"), shall immediately and fully vest upon the date of termination, and, in the case of options, shall remain exercisable for not less than 90 days therefrom.

     (b) Through the fifth anniversary of the Change of Control (or the first anniversary of the Severance Day, if greater), Executive shall also continue to participate in all Advest-sponsored incentive, savings and retirement plans, and shall continue to receive benefits under all welfare benefit plans, practices, policies and programs provided by Advest (including, and without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel insurance plans and programs) applicable to other senior executives of Advest; provided, however, that any amounts paid under this sentence shall be reduced by any similar benefits earned by Executive as a result of employment by another employer.

     (c) The Executive shall receive additional benefits, over and above that which the Executive would normally be entitled to under Advest's Nonqualified Executive PostEmployment Income Plan, or any successor plan or similar plan providing post-employment income, equal to the benefits that the Executive would have earned under such plans or plans had he accumulated additional years of service through the fifth
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anniversary of the Change of Control (or the first anniversary of the
Severance Day, if greater).

     (d) The arrangements called for by this Agreement are not intended to have any effect on the Executive's participation in any other benefits available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Board of Directors from time to time. The payments provided in Section 2 shall be in addition to other payments on severance which Executive may be entitled to under Advest's policies.

     Section 4. Alternative Form of Benefits. Notwithstanding anything to the contrary set forth in this Agreement, if Advest is otherwise obligated to provide certain benefits under this Agreement, Advest may elect to provide alternative benefits as follows:

     (a) If Advest would otherwise be obligated to alter the vesting or exercisability provisions of any Equity Incentive Awards, in its discretion Advest may offer to pay to Executive in lieu thereof a lump sum amount equal to the amount, if any, by which the market value of the underlying equity as of the date of termination exceeds the exercise price.
Executive may accept this offer by Advest or elect to exercise any rights he may have under the Equity Incentive Awards without modification.

     (b) To the extent that it would violate applicable law or regulation or the provisions of any Advest-sponsored incentive, savings or retirement plan or any welfare benefit plan, practices policy or program, Advest shall be excused from offering Executive participation in such plan, policy or program. In that event, Advest shall pay to Executive an amount equal to the net after-tax cost that would be incurred by Executive in obtaining comparable alternative benefits. In the case of any benefits receivable under health, life or disability insurance policies, this amount will be deemed to be the net after-tax cost of obtaining such coverage.

     Section 5. Termination Prior to a Change of Control. In the event that prior to a Change of Control Executive is terminated by Advest other than for Cause or terminates employment for Good Reason, and a Change of Control occurs within six months following the date of termination, the provisions of this Agreement will apply as though the termination occurred immediately following the Change of Control.

     Section 6. Adjustments to Payments. In the event that (a) any portion of the payments and benefits to which Executive would otherwise be entitled under this Agreement would be subject to an excise tax under the provisions of Section 280G and 4999 of the Internal Revenue Code as "excess parachute payments", or would otherwise be subject to an excise tax under any substantially equivalent successor provisions of the Internal Revenue Code, and (b) following application of such excise tax, the net present value of the payments and benefits which Executive would receive would be less than the maximum net present value of payments and benefits which Executive would be entitled to receive without giving rise to such excise tax, then the payments which Executive will be entitled to receive under
Section 2 of this Agreement will be reduced to the extent
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necessary to avoid application of such excise tax.   The amount of any
reduction necessary pursuant to this Section 6 shall be determined by Advest's regular accountants, and any such determination shall be binding on the parties. Such reduction shall be made in the benefits otherwise payable hereunder in the order selected by Executive prior to termination of employment; provided, however, that if no such election has been made, benefits shall be reduced, to the extent necessary, in the following order: first, any amounts payable under Section 2(d), second, any amounts payable under Section 2(c), and last, by reduction in the number of options vested pursuant to Section 3(b).

     Section 7.   Confidential Information.   Executive shall not at any
time after termination of employment reveal to anyone other than authorized representatives of Advest, or use for his own benefit or the benefit of any third party, any trade secrets, customer information or other information that has been designated as confidential by Advest or is understood by Executive to be confidential, unless such information is or becomes available to the public or is otherwise public knowledge or in the public domain for reasons other than Executive's acts or omissions.

     Section 8.   Term.   This Agreement shall continue for a period of
five years from the date hereof.   Thereafter, it shall be continued only
if Executive and Advest (with the approval of its Board of Directors) mutually agree in writing to extend this Agreement for an additional term. Not less than one year prior to the expiration of the initial term or any extended term of this Agreement, the parties shall meet to discuss whether this Agreement shall be extended beyond that expiration. This Agreement shall terminate earlier: (a) upon the death or Permanent Disability of Executive; (b) prior to a Change of Control, upon the termination of Executive's employment with Advest for any reason (other than a termination covered by Section 5 of this Agreement); (c) following a Change of Control, upon the termination of Executive's employment with Advest by Advest for Cause or by Executive other than for Good Reason. Notwithstanding the foregoing, the provisions of Section 4 shall continue indefinitely.

     Section 9.   Miscellaneous.   This Agreement can only be altered by
written amendment executed by both parties. Any claim controversy arising between the parties shall be settled by arbitration before a New York Stock Exchange panel. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under this Agreement. The decision of the arbitrators shall be final and binding on Advest and Executive, who shall each pay their own legal fees and expenses associated with arbitration and share any arbitration fees. This Agreement shall be binding and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto. Advest will require any successor corporation to expressly assume the obligations of Advest under this Agreement. This Agreement shall be governed under the laws of the State of Connecticut. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

           The parties have signed this Agreement as of the date
first set forth above.
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THE ADVEST GROUP, INC.             EXECUTIVE


__________________________         __________________________
Allen Weintraub
Chief Executive Officer









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